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Exhibit 99.1

Invitrogen Announces $400 Million Offering Of Convertible Subordinated Notes

SAN DIEGO, CA, December 5, 2001—Invitrogen Corporation (NASDAQ: IVGN), a leading supplier of molecular biology tools and cell culture products, today announced its intention, subject to market and other conditions, to offer approximately $400,000,000 in Convertible Subordinated Notes ($500 million if an option for an additional $100 million is exercised in full). Invitrogen intends to use the proceeds from the Convertible Note offering for working capital and general corporate purposes, including research and development, and potential acquisitions.

Invitrogen has granted the initial purchasers of the convertible notes an option to purchase up to an additional $100 million principal amount of notes to cover over-allotments, if any, within 30 days of the initial offering.

The offering is being made only to qualified institutional buyers in accordance with Rule 144A of the Securities Act of 1933. The notes, due in 2006, will be convertible into shares of Invitrogen's common stock. The convertible notes will accrue interest that will be payable semiannually. Both the interest rate on the convertible notes and the conversion price will be determined at pricing of the offering, which is expected at the close of business today.

Neither the convertible notes nor the common stock issuable upon conversion of the notes have been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, many not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

About Invitrogen

Invitrogen Corporation develops, manufactures and markets research tools in kit form and provides other research products and services to biotechnology and biopharmaceutical researchers and companies worldwide. The Company manufactures and markets thousands of products and services that simplify and improve gene cloning, gene expression, and gene analysis techniques for corporate, academic and government entities. The Company also engages in technology licensing, research services, large-scale production, and life science technical expertise and support. Founded in 1987, Invitrogen is headquartered in San Diego, California and has operations in more than 20 countries and distributor relationships in 40 more. The Company employs approximately 2800 people worldwide.

For more information about Invitrogen Corporation, please visit www.invitrogen.com.

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  Exhibit 99.1